                                                                     EXHIBIT 5.1



                                        January 26, 1999



Interep National Radio Sales, Inc.
100 Park Avenue
New York, New York 10017


Ladies and Gentlemen:

          We have acted as general counsel to Interep National Radio Sales, Inc., a New York corporation (the "Company"), and the Company's subsidiaries, McGavren Guild, Inc., D&R Radio, Inc., CBS Radio Sales, Inc. and Allied Radio Partners, Inc., each a New York corporation, and Clear Channel Radio Sales, LLC and Caballero Spanish Media LLC, each a New York limited liability company (each a "Guarantor" and collectively, the "Guarantors"), in connection with the filing with the Securities and Exchange Commission of the Registration Statement (File No. 333-60575) on Form S-4, as amended by Amendments Nos. 1 and 2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to $100 million in aggregate principal amount of the 10% Senior Subordinated Notes due 2008, Series B, of the Company (the "Series B Notes") and the related guarantees of the Series B Notes (the "Series B Guarantees") of the Guarantors. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Statement.

          For purposes of this opinion, we have examined and are familiar with
(i) the organizational documents of the Company and the Guarantors, (ii) the minutes of the meetings of the Board of Directors and shareholders, or the members of, the Company and the Guarantors, as the case may be, (iii) the Registration Statement and (iv) fully-executed originals of the Registration Rights Agreement, the Indenture and forms of the Series B Notes and the Series B Guarantees (collectively, the "Operative Documents"). In addition, we have also examined such corporate records of the Company and the Guarantors, certificates of public officials and other documents, and have made such investigations and considered such matters of law, as we have deemed necessary as a basis for our opinion.

          When facts relevant to this opinion were not independently established by us, we have relied as to factual matters on representations made to us by officers of the Company and the Guarantors. In addition, we have assumed, with your permission, (i) the legal capacity of natural persons, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) the authenticity of the originals of such latter documents, (v) the genuineness of all signatures on all documents examined by us other than those of the Company and the Guarantors on the Operative

Interep National Radio Sales, Inc.
Page 2                                                        January 26, 1999


Documents and (vi) the due authorization, valid execution and delivery of all documents by all parties other than the Company and the Guarantors.

          To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we have also assumed, for purposes of this opinion, that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and legally binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (iv) the Trustee is in compliance, generally and with respect to it acting as trustee under the Indenture, with all applicable laws and regulations, including without limitation, the Act and the Trust Indenture Act of 1939, as amended and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          We are qualified to practice law solely in the State of New York and do not purport to be experts on, or to express any opinion herein concerning, any laws other than the laws of the State of New York and the federal laws of the United States of America. Therefore, this opinion is limited to the laws of the State of New York and the federal laws of the United States.

          Based on and subject to the foregoing, and subject to the further qualifications and assumptions set forth below, we are of the opinion that:

          1. The Series B Notes have been duly authorized for issuance by the Company, and when executed, authenticated and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture in the manner described in the Registration Statement in exchange for the 10% Senior Subordinated Notes due 2008, Series A, of the Company, the Series B Notes will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2. The Series B Guarantees have been duly authorized for issuance by each of the Guarantors, and when executed in accordance with the terms of the Registration Rights Agreement and the Indenture in the manner described in the Registration Statement, and when the Series B Notes have been issued and authenticated in accordance with the terms of the Registration Rights Agreement and the Indenture, the Series B Guarantees will be the valid and legally binding obligations of each of the Guarantors, enforceable against each of them in accordance with their terms.

          The foregoing opinions are expressly qualified by and subject to the following:

          The opinions set forth above are subject to (A) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or similar laws from time to time in effect affecting creditors' rights generally and (B) general principles of equity (including,

Interep National Radio Sales, Inc.
Page 3                                                        January 26, 1999


without limitation, standards of materiality, good faith, fair dealing and reasonableness), whether in a proceeding at law or in equity. We note that, in applying general principles of equity, a court may decline to grant specific performance and other equitable remedies, may decline to enforce indemnities and may decline to enforce the rights of any holder of the Series B Notes or Series B Guarantees (collectively, the "Holders") to exercise any remedies in connection with a breach of representation, warranty or covenant or other default that is immaterial.

          This opinion speaks as of the date hereof, and we do not undertake any obligation to provide you with any updates of this opinion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                 Very truly yours,



                                 /s/ SALANS HERTZFELD HEILBRONN CHRISTY & VIENER